Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-86116, 333-92471, 333-97867, 333-108667 and 333-116101)  and the Registration Statements on Form S-3 (No. 333-111671, 333-114167, and 333-110817) of our report dated February 4, 2005  (with respect to Note  22, February 28, 2005)  relating to the consolidated financial statements and financial statement schedule of Digital Angel Corporation and our report dated February 4, 2005, relating to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Digital Angel Corporation for the  year ended December 31, 2004.

Eisner LLP

Florham Park, New Jersey

March 7, 2005